Exhibit 10.4

[ **** ] indicates confidential portions have been redacted and submitted separately pursuant to confidentiality request with the Commission

CONFIDENTIAL

ASSIGNMENT AND LICENSE AGREEMENT

THIS ASSIGNMENT AND LICENSE AGREEMENT (the “Agreement”) is made and entered into effective as of April 6, 2004 (the “Effective Date”), by and between CELLDEX THERAPEUTICS, INC., having principal offices at 519 Route 173 W, Bloomsbury, New Jersey 08804 (“Celldex”), MEDAREX, INC., having principal offices at 707 State Road, Princeton, New Jersey 08540-1437 (“MI”), and GENPHARM INTERNATIONAL, INC., a wholly-owned subsidiary of MI having principal offices at 521 Cottonwood Drive, Milpitas, California 95035 (“GPI” and together with MI, “Medarex”).  Celldex and Medarex each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

WHEREAS, Medarex owns or otherwise controls certain technology, including certain patents and know-how, relating to the use of antibodies in connection with the research and development of vaccines;

WHEREAS, Medarex has determined that this technology and the associated business opportunities are outside of Medarex’s core business and, accordingly, can best be exploited through a separate corporate entity;

WHEREAS, Medarex has caused Celldex to be incorporated for this purpose;

WHEREAS, Medarex wishes to assign certain of the above-mentioned technology and certain agreements and materials to Celldex and to grant certain licenses to Celldex under certain other of the above-mentioned technology on the terms and conditions set forth herein; and

WHEREAS, Celldex wishes to have such technology, agreements and materials assigned to it and to have the licenses granted to it by Medarex under such other technology on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1           “Additional Mice” shall mean (a) the mice developed by Kirin Brewery Company, Ltd. (“Kirin”) using certain transchromosomal technology and licensed to Medarex pursuant to the Collaboration and License Agreement between Medarex and Kirin, dated September 4, 2002 (the “Kirin Agreement”), and (b) the mice developed through the crossbreeding of the HuMAb Mice with the mice described in clause (a) of this Section 1.1 and licensed to Medarex pursuant to the Kirin Agreement.

1.2           “Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another Person.  For purposes of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” shall mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of a Person.  For purposes of this Agreement, neither Medarex, Celldex, nor Genmab A/S shall be deemed to be an Affiliate of the other(s); but for avoidance of doubt, MI and GPI shall be deemed to be Affiliates of each other.

1.3           “Antibody Material” shall mean, with respect to a particular Licensed Antibody or Anti-Mannose Receptor HuMAb Antibody, (a) the nucleic acids (including DNA, RNA, and complementary and reverse complementary nucleic acids thereto, whether intact or a fragment) that code specifically for such Licensed Antibody or Anti-Mannose Receptor HuMAb Antibody (or active fragments thereof) and do not code for multiple antibodies, or (b) a host cell (other than a host cell obtained directly from the HuMAb Mice, or parts of such mice) into which the nucleic acids described in clause (a) of this Section 1.3 are introduced or are otherwise present, which cell is capable of expressing such Licensed Antibody or Anti-Mannose Receptor HuMAb Antibody.

1.4           “Antibody Targeting Technology” shall mean (a) those Patents set forth on Appendix B attached hereto (the “Antibody Targeting Patents”), together with any Patents arising during the Term covering Antibody Targeting Know-How, and (b) all Know-How Controlled by Medarex as of the Effective Date related primarily to the Antibody Targeting Technology Field or necessary or reasonably useful to utilize the Antibody Targeting Patents existing as of the Effective Date (the “Antibody Targeting Know-How”).

1.5           “Antibody Targeting Technology Field” shall mean the use of an antibody, or fragment thereof, whereby the antibody or fragment serves as a targeting means with respect to an Antigen-Presenting Cell for the purpose of modulating an immune response in any of the following manners: (a) an antibody or fragment chemically attached or genetically fused to an antigen (including an antigen that is an antibody, or fragment thereof, that encodes an idiotype antigen), whereby the antibody, or fragment thereof, serves as a targeting means for delivering such antigen to an Antigen-Presenting Cell for the purpose of eliciting an immune response, (b) an antibody or fragment chemically attached or genetically fused to a toxin or radionuclide, whereby the antibody, or fragment thereof, serves as a targeting means for delivering such toxin or radionuclide to an Antigen-Presenting Cell for the purpose of decreasing, down-regulating or eliminating the activity of such Antigen-Presenting Cell, (c) an antibody or fragment chemically attached or genetically fused to a cytokine, adjuvant, or other immuno-modulatory compound, whereby the antibody, or fragment thereof, serves as a targeting means for delivering such compound to an Antigen-Presenting Cell for the purpose of modulating the activity of such Antigen-Presenting Cell, and (d) an antibody, or fragment thereof, alone, whereby the antibody or fragment binds to a particular antigen on the surface of an Antigen-Presenting Cell and through such binding modulates the activity of such Antigen-Presenting Cell.  For the avoidance of doubt, “Antibody Targeting Technology Field” shall not include the use of a first antibody, or fragment thereof, chemically attached or genetically fused to a second antibody, or fragment thereof (except for a second antibody, or fragment thereof, that encodes an idiotype antigen), whereby the first antibody, or fragment thereof, serves as a targeting antibody to an Antigen-Presenting Cell and the second antibody, or fragment thereof, attaches to an antigen, for the purpose of eliciting an immune response.  Further, with respect to Licensed Products comprising the Murine Anti-CD64 Antibody(ies), “Antibody Targeting Technology Field” shall not include Licensed Products for diagnostic use, unless so agreed by the Parties in writing following request by Celldex to obtain such rights and Medarex’s confirmation that no Third Party retains blocking rights pursuant to an agreement with Medarex in effect as of the time of such request.

1.6           “Antigen-Presenting Cell” shall mean professional antigen-presenting cells that (i) present antigens in the groove of major histocompatibility complex molecules to T cells and (ii) have necessary co-stimulatory molecules to induce T cell activation; provided, however, that for the purpose of clauses (b) and (d) of Section 1.5, Antigen Presenting Cells shall in no event include B lymphocytes.  For the avoidance of doubt, Celldex may not engage in the uses of an antibody, or fragment thereto, described in such clauses (b) and (d) with respect to B lymphocytes.

1.7           “Anti-Mannose Product” shall mean any pharmaceutical composition or formulation incorporating an Anti-Mannose Receptor HuMAb Antibody.

1.8           “Anti-Mannose Receptor HuMAb Antibody” shall mean (a) the fully human antibody known as [ **** ], (b) any fully human antibody(ies) raised in those HuMAb Mice set forth under the heading [ **** ] on Appendix D and that are [ **** ] and included herein pursuant to Section 2.2.2, (c) any Research Antibody that is [ **** ] and included herein pursuant to Section 3.3.1.2, and (d) any Improvements to any of the foregoing.

1.9           “Assigned Contracts” shall have the meaning set forth in Section 2.1.7.

1.10         “Assumed Liabilities” shall have the meaning set forth in Section 2.3.1.

1.11         “Biological Materials” shall mean those tissues, cells, cell lines, organisms, blood samples, genetic material, and other biological substances and materials (a) set forth in Appendix C attached hereto, with respect to the Licensed Antibodies, the Anti-Mannose Receptor HuMAb Antibody and the Research Antibodies, including the Antibody Materials with respect thereto, in each case that are within Medarex’s possession or control as of the Effective Date or (b) identified by Celldex and notified to Medarex pursuant to Section 2.7 and mutually agreed by the Parties, pursuant to such Section 2.7, for inclusion in Biological Materials.  For the avoidance of doubt, to the extent that any Biological Materials constitute Mice Materials for which the transfer by Medarex is prohibited by the Cross License Agreement, usage thereof by Celldex shall be as provided in Section 2.4.

1.12         “Calendar Quarter” shall mean each three-month period commencing January 1, April 1, July 1 or October 1 during the Term.

1.13         “Confidential Information” shall mean, subject to the provisions of Article 5 hereof, any information, whether in oral, written, graphic, electronic or tangible form, disclosed by one Party to the other Party hereunder.

1.14         “Control” shall mean, with respect to any Know-How, Patent or other intellectual property right, possession of the right, and whether by ownership, license or otherwise, to assign, or grant a license, sublicense or other right to or under, such Know-How, Patent or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.15         “Cross License Agreement” shall mean that certain Cross License Agreement dated March 26, 1997 by and between, on the one hand, GPI and, on the other hand, Cell Genesys, Inc., Abgenix, Inc., Xenotech, L.P.  and Japan Tobacco Inc.

1.16         “First Commercial Sale” shall mean, with respect to each Royalty-Bearing Product in each country, the first bona fide commercial sale by Celldex, its Affiliates or Sublicensees of such Royalty-Bearing Product following marketing approval in such country; provided, that where such first commercial sale has occurred in a country for which government pricing or government reimbursement approval is needed for widespread commercial sale (for clarification, the Parties acknowledge that no such approval is currently required in the United States), then such sales shall not be deemed a First Commercial Sale until such pricing or reimbursement approval has been obtained.

1.17         “GAAP”. shall mean U.S. generally accepted accounting principles, consistently applied.

1.18         “HuMAb Mouse®” shall mean any of Medarex’s immunizable transgenic mice containing unrearranged human immunoglobulin heavy and light chain transgenes, each inserted into mouse chromosomes, but excluding the Additional Mice. “HuMAb Mice®” shall mean more than one HuMAb Mouse.

1.19         “HuMAb Technology” shall mean (a) all Patents Controlled by Medarex, whether existing as of the Effective Date or arising during the Term, that claim an invention which is necessary or reasonably useful for the use of the HuMAb Mice to create antibodies in order to develop, make, have made, import, have imported, use, offer for sale and sell a Licensed Antibody or Anti-Mannose Receptor HuMAb Antibody or Licensed Product or Anti-Mannose Product, including any Patents constituting any patented HuMAb Know-How (the “HuMAb Patents”), and (b) any Know-How Controlled by Medarex necessary or reasonably useful to use the HuMAb Mice or for the exercise of the HuMAb Patents existing as of the Effective Date (the “HuMAb Know-How”).  For the avoidance of doubt, “HuMAb Technology” does not include: (w) any claims within Patents of Medarex that claim processes, compositions or technology to facilitate the manufacturing, purification, evaluation, characterization, stability assessment, vialing and distribution, and release of an antibody product; (x) any claims within Patents of Medarex that claim (i) a specific composition of matter of a specific antigen, (ii) an amino acid sequence of a specific antigen or (iii) a polynucleotide sequence of a specific antigen; (y) any claims within Patents of Medarex that claim (i) a specific composition of matter of a specific antibody other than a Licensed Antibody or Anti-Mannose Receptor HuMAb Antibody, (ii) an

amino acid sequence of a specific antibody other than a Licensed Antibody or Anti-Mannose Receptor HuMAb Antibody or (iii) a polynucleotide sequence encoding a specific antibody other than a Licensed Antibody or Anti-Mannose Receptor HuMAb Antibody; and (z) any Exploitation of (x) or (y).  For purposes of this Section 1.19, “Exploitation” shall mean to make, have made, import, use, sell, offer for sale, or otherwise dispose of, including all discovery research, development, registration, modification, enhancement, improvement, manufacture, storage, formulation, exportation, transportation, distribution, promotion and marketing activities related thereto.

1.20         “Humanized Anti-CD64 Antibody” shall mean that certain humanized antibody currently covered by [ **** ] and identified as H22 and any Improvements thereto made by or on behalf of Celldex or its Affiliates or Sublicensees.

1.21         “Hybridoma Cell Lines” shall mean (a) those cell lines set forth on Appendix D attached hereto, (b) each other cell line related to any Anti-Mannose Receptor HuMAb Antibody assigned to Celldex hereunder and (c) each other cell line related to any Research Antibody licensed to Celldex hereunder.

1.22         “Improvement” shall mean any modification to an antibody, compound, product or technology, including any antibody, antibody fragment, peptide mimetic or other composition of matter that is derived from an antibody or information relating to such antibody (including its sequence, structure or antigen interaction), or any discovery, device, process or formulation related to such antibody, compound, product or technology, whether or not patented or patentable, including any enhancement in the efficiency, operation, manufacture, ingredients, preparation, presentation, formulation, means of delivery, packaging or dosage of an antibody, compound, product or technology, any discovery or development of any new or expanded indications or applications for an antibody, compound, product or technology, or any discovery or development that improves the stability, safety or efficacy of an antibody, compound, product or technology.

1.23         “Know-How” shall mean all confidential, proprietary and unpatented technical, biological, chemical, pharmacological, toxicological, clinical, assay, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other materials, including high-throughput screening, gene expression, genomics, proteomics and other drug discovery and development technology, pre-clinical and clinical trial results, manufacturing procedures, test procedures and purification and isolation techniques, whether to the foregoing or otherwise, and other discoveries, developments, inventions and other intellectual property, in each case whether in written, electronic or any other form now known or hereafter developed, and including any Improvements to the foregoing.

1.24         “Liabilities” shall mean any and all liabilities of any nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

1.25         “Licensed Antibody” shall mean a Licensed Royalty-Bearing Antibody or a Licensed Royalty-Free Antibody. A “Licensed Royalty-Bearing Antibody” shall mean any Research Antibody (other than any Research Antibody directed against a mannose receptor target) determined to be available pursuant to Section 3.3.1.3. A “Licensed Royalty-Free Antibody” shall mean any Murine Anti-CD64 Antibody and any Humanized Anti-CD64 Antibody.

1.26         “Licensed Product” shall mean a Licensed Royalty-Bearing Product or a Licensed Royalty-Free Product. “Licensed Royalty-Bearing Product” shall mean any pharmaceutical composition or formulation incorporating one or more Licensed Royalty-Bearing Antibodies. “Licensed Royalty-Free Product” shall mean any pharmaceutical composition or formulation incorporating one or more Licensed Royalty-Free Antibodies.

1.27         “MDX-1307” shall mean the antibody-antigen fusion protein comprised of the Anti-Mannose Receptor HuMAb Antibody (B11) coupled by recombinant DNA technology via its heavy chain to hCG-/3 for which Medarex has filed an Investigational New Drug Application.

1.28         “Medarex Technology” shall mean (a) those Patents set forth on Appendix A attached hereto, together with any Patents arising during the Term covering Medarex Know-How (“Medarex Patents”), and (b) any Know-How Controlled by Medarex as of the Effective Date that is necessary or reasonably useful to utilize the Medarex Patents or to produce the Licensed Products (“Medarex Know-How”).

1.29         “Mice Materials” shall mean the HuMAb Mice and the Additional Mice, any parts or derivatives of such mice, including Hybridoma Cell Lines, hybridomas, cells, genetic material, including nucleotide sequences (e.g., DNA, RNA, and complementary and reverse complementary nucleotide sequences thereto, whether coding or non-coding) with respect to the expression of an antibody or fragment thereof, and any replicates or modifications thereof or Improvements thereto (e.g., additions, deletions or substitutions of nucleotides therein), or other biological materials derived directly or indirectly from the HuMAb Mice or the Additional Mice, but excluding any Licensed Antibodies and Anti-Mannose Receptor HuMAb Antibodies, and Antibody Materials related thereto.

1.30         “Murine Anti-CD64 Antibody” shall mean those certain mouse antibodies currently covered by [ **** ] and identified as M22, M32.2 and 197, and any Improvements thereto made by or on behalf of Celldex or its Affiliates or Sublicensees.

1.31         “Net Sales” shall mean the following, calculated in accordance with GAAP: [ **** ]

1.32         “Patent” shall mean all United States and foreign patents and patent applications, including any continuations, continuations-in-part, -divisions, -provisionals, substitutions or the like, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal, extension or the like (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, including, as applicable, portions thereof or individual claims therein.

1.33         “Person” shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, depait.ment or agency of a government.

1.34         “Research Antibodies” shall mean (a) fully human antibody(ies) raised in the HuMAb Mice [ **** ] and (b) fully human antibody(ies) raised in those HuMAb Mice set forth [ **** ] on Appendix D and that are [ **** ] and included herein pursuant to Section 3.3.1.3 and (c) any Improvements to any of the foregoing.

1.35         “Research Patent” shall mean that certain Patent set forth on Appendix A [ **** ]

1.36         “Royalty-Bearing Product” shall mean a Licensed Royalty-Bearing Product or an Anti-Mannose Product.

1.37         “Sublicensee” shall mean a Third Party to whom Celldex or its Affiliate has granted a sublicense to develop, make, have made, import, use, sell, offer for sale or otherwise exploit Licensed Products.

1.38         “Third Party” shall mean any Person other than Medarex, Celldex or their respective Affiliates.

1.39         “Valid Claim” shall mean any claim of an issued patent included in a granted and unexpired Medarex Patent, Antibody Targeting Patent or HuMAb Patent that (a) has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal, and (b) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

ARTICLE 2

ASSIGNMENT

2.1          Medarex Assignment. Medarex hereby irrevocably, perpetually and forever assigns and conveys to Ceildex, and Celldex hereby accepts and assumes, Medarex’s (and its Affiliates’) entire right, title and interest in and to each of the following (subject to additions or deletions pursuant to Section 2.7, the “Assigned Assets”):

2.1.1       Antibody Targeting Patents;

2.1.2       Antibody Targeting Know-How;

2.1.3       Anti-Mannose Receptor HuMAb Antibodies;

2.1.4       subject to Section 2.2.3, the Investigational New Drug Application # 11,508 and related governmental filings, and the right to make any future or foreign related filing on MDX-1307 (the “MDX-1307 LND”);

2.1.5       all quantities of Biological Materials, including those in the possession or control of counterparties to Assigned Contracts;

2.1.6       all clinical inventories of MDX-1307 in the possession or control of Medarex as of the Effective Date; and

2.1.7       the agreements set forth on Schedule 2.1.7 (collectively, the “Assigned Contracts”), true and correct copies of which have previously been provided to Celldex.

2.2          Cooperation.

2.2.1       Consents. Notwithstanding anything to the contrary contained in this Agreement, if the assignment and conveyance or attempted assignment and conveyance to Celldex of any of the Assigned Assets requires any authorizations, approvals, consents or waivers from a Third Party or governmental or regulatory authority and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Effective Date, then Medarex shall take such reasonable actions as are reasonably necessary to obtain such authorizations, approvals, consents or waivers as promptly as practicable following the Effective Date and to provide to Celldex, pending the receipt thereof, the benefit of such Assigned Assets, as the case may be; provided, that Celldex shall cooperate with Medarex as reasonably requested by Medarex to assist in such efforts to obtain such authorizations, approvals, consents or waivers.  With respect to any Assigned Contracts, Medarex shall not be required to pay any consideration not provided for in such Assigned Contract to obtain such authorization, approval, consent or waiver, and the Parties agree that Medarex’s obligation pursuant to this Section 2.2.1 to take “such reasonable actions as are reasonably necessary” shall not otherwise be deemed to require any payment of money or other consideration by Medarex to any Third Party.  To the extent that Ceildex is provided the benefits pursuant to this Section 2.2.1 of any Assigned Contract, Celldex shall (x) perform for the benefit of the Third Parties thereto the obligations of Medarex or any Affiliate of Medarex thereunder, including any payments to be made thereunder and (y) shall satisfy any related obligations and Liabilities with respect to such Assigned.  Contract that, but for the lack of an authorization, approval, consent or waiver to assign such obligations or Liabilities to Celldex, would be Assumed Liabilities (as defined in Section 2.3.1 below).  If authorization, approval, consent or waiver for the assignment or conveyance of any such asset not assigned or conveyed at the Effective Date is subsequently obtained, Medarex shall assign and convey such asset to Celldex at no additional cost to Celldex.

2.2.2       Identification of Anti-Mannose Receptor HuMAb Antibodies (other than B11).  The Parties further acknowledge that work is ongoing as of the date hereof in respect of the Anti-Mannose Receptor HuMAb Antibodies.  As such, the Parties agree that, in respect of any fully human antibody(ies) raised in the HuMAb Mice against the mannose receptor antigen that have been produced [ **** ], Celldex may, following the Effective Date, [ **** ].  Upon such [ **** ] each such antibody shall be deemed an Anti-Mannose Receptor HuMAb Antibody.

2.2.3       Transfer of IND.  Medarex and Celldex shall cooperate to make all required regulatory filings to transfer the MDX-1307 IND to Celldex.  Such cooperation shall include agreement in respect of the timing of such transfer, it being acknowledged that, as of the Effective Date, Celldex may not be in a position to assume the management of the MDX-1307 IND.  Until such time as the MDX-1307 IND is transferred to Celldex, Medarex shall hold the MDX-1307 IND in trust for Celldex, and Celldex and Medarex may agree that Medarex perform certain regulatory responsibilities relating to the MDX-1307 iN) under that certain Master Services Agreement being executed by the Parties contemporaneously herewith.

2.3          Assumed Liabilities, Retained Liabilities and Taxes.

2.3.1       Assumed Liabilities; Retained Liabilities.  Celldex shall, and does hereby agree to, assume, satisfy, perform, pay and discharge (a) all Liabilities and obligations that Celldex has expressly assumed or agreed to assume or perform under this Agreement, (b) all Liabilities and obligations under or pursuant to the Assigned Contracts attributable to the exercise of rights thereunder by Celldex after the Effective Date, and (c) all Liabilities and obligations that arise out of or are related to the use or ownership of Biological Materials by Celldex after the Effective Date (collectively, the “Assumed Liabilities”).  All Liabilities and obligations (x) under or pursuant to the Assigned Contracts relating to periods prior to the Effective Date or (y) relating to the use or ownership of Biological Materials by Medarex prior to the Effective Date shall be retained by Medarex (collectively, the “Retained Liabilities”).

2.3.2       Taxes.  Celldex shall be solely responsible for all sales, use, transfer, value added, gross receipts and other similar taxes, if any, arising out of the Assumed Liabilities.  Medarex shall be solely responsible for all sales, use, transfer, value added, gross receipts and other similar taxes, if any, arising out of the Retained Liabilities.  The Parties shall share equally all sales, use, transfer, value added, gross receipts and other similar taxes, if any, arising out of the assignment and conveyance by Medarex and its Affiliates of the Assigned Assets to Celldex pursuant to this Agreement; it being acknowledged and specifically agreed, however, that Celldex shall have no responsibility for, and Medarex shall be solely responsible for, any tax payable on any income or gain of Medarex or its Affiliates arising from the assignment and conveyance of the Assigned Assets.

2.4          Transfer of Existing Quantities of Biological Materials.  Within ten (10) business days after written notice by Celldex to Medarex that Celldex has obtained appropriate facilities and can take possession of the Biological Materials (such written notice to be provided by Celldex to Medarex not more than one hundred eighty (180) days after the Effective Date, with consent to any request by Celldex for an extension of such 180-day time period not to be unreasonably withheld by Medarex, provided that Celldex shall not request any extensions for a total of longer than two (2) years after the Effective Date), Medarex shall provide to Celldex all quantities of Biological Materials identified as of the Effective Date; provided, that physical possession of those quantities of the Humanized Anti-CD64 Antibody that have been provided to

Third Parties pursuant to certain of the Assigned Contracts shall remain with such Third Parties; To the extent that any Biological Materials constitute Mice Materials for which the transfer of title by Medarex is prohibited by the Cross License Agreement, Medarex shall retain ownership but provide to Celldex full and complete access thereto and usage thereof.

2.5          Information Disclosure and Document Transfer.

2.5.1       Within ten (10) business days after the Effective Date, Celldex shall provide to Medarex a schedule, to be attached hereto as Schedule 2.5.1, of the laboratory notebooks, reports and other written materials relating solely to any of the Antibody Targeting Technology, the Anti-Mannose Receptor HuMAb Antibodies, the Biological Materials and/or the Licensed Antibodies that Celldex wishes to obtain complete copies of from Medarex.  Medarex shall consider the contents of such Schedule 2.5.1 in good faith and if Medarex agrees that the contents of such schedule do relate solely to the aforementioned materials, Medarex shall, without additional compensation and at Medarex’s sole expense, deliver to Celldex copies of such materials.  In the event that Medarex does not agree with respect to any of the items on such Schedule 2.5.1, Medarex shall so notify Celldex and the Parties shall discuss in good faith an appropriate resolution to such disagreement.  Notwithstanding the foregoing, Medarex agrees that where a dispute is as to whether a requested item relates “solely” to the aforementioned materials, Medarex shall be entitled to withhold during such good faith negotiations only those materials the relationship of which are in dispute.  Where the Parties are not able to agree, the provisions of Section 10.4 shall apply.

2.5.2       Within ten (10) business days after the Effective Date, Celldex shall provide to Medarex a schedule, to be attached hereto as Schedule 2.5.2, of the laboratory notebooks, reports and other written materials relating to both (x) any of the Antibody Targeting Technology, the Anti-Mannose Receptor HuMAb Antibodies, the Biological Materials and/or the Licensed Antibodies, and (y) any other Medarex projects.  Medarex shall consider the contents of such Schedule 2.5.2 in good faith and if Medarex agrees that the contents of such schedule do relate to any of the Antibody Targeting Technology, the Anti-Mannose Receptor HuMAb Antibodies, the Biological Materials and/or the Licensed Antibodies, Medarex shall, without additional compensation and at Medarex’s sole expense, deliver to Celldex copies of such materials in redacted form.  In the event that Medarex does not agree with respect to any of the items on such Schedule 2.5.2, Medarex shall so notify Celldex and the Parties shall discuss in good faith an appropriate resolution to such disagreement.  Where the Parties are not able to agree, the provisions of Section 10.4 shall apply.

2.5.3       Medarex shall provide Celldex with access, during normal business hours, on each day of the ten (10)-day periods described in Sections 2.5.1 and 2.5.2, to such of the offices and records of Medarex and its Affiliates as may be reasonably necessary to permit Celldex to prepare Schedule 2.5.1 and Schedule 2.5.2.

2.5.4       Medarex shall maintain the original unredacted versions of all of the laboratory notebooks and other written materials set forth on Schedule 2.5.1 and Schedule 2.5.2 in secure storage either at the Medarex facility or another secure site until the third anniversary of the Effective Date; provided, that, in the case of the foregoing Sections 2.5.1 and 2.5.2, if after the third anniversary Medarex does not wish to maintain secure storage of such original laboratory notebooks or other written materials, then it shall so notify Celldex, and Celldex may (but shall not be obligated to) request that Medarex, at Medarex’s choice and at Celldex’s cost, either (x) maintain such original laboratory notebooks or other written materials in such secure storage facilities or (y) transfer such original laboratory notebooks or other written materials to Celldex.  In the event that Celldex provides Medarex with written notice that it requires copies of any redacted portion of any original laboratory notebooks or other written materials held by Medarex for purposes of Patent-related activities, including, Patent prosecution, maintenance, enforcement, conduct of interferences or defense with respect to the Antibody Targeting Patents, or other legal activities, Medarex will make such redacted portion available for inspection for the sole purpose for which such materials are requested; provided, that (A) the inspection is an in camera inspection by a judge, government official or independent Third Party, or is pursuant to an appropriate protective order or confidentiality agreement governing the confidentiality of such materials, in each case which, in Medarex’s sole opinion and discretion, would not impair Medarex’s rights in the confidential information contained therein that is unrelated to the any of the Antibody Targeting Technology, the Anti-Mannose Receptor HuMAb Antibodies, the Biological Materials and/or the Licensed Antibodies, and (B) such inspection be on such other terms so as not to violate the terms of any agreement between Medarex and a Third Party.

2.5.5       The Parties acknowledge and agree that the materials provided to Celldex pursuant to this Section 2.5 are provided by Medarex “as is” and that Medarex makes no representations or warranties of any kind, either express or implied, with respect to such materials including warranties of merchantability or fitness for a particular purpose, or that the use of such materials will not infringe any Patent, copyright, trademark or other proprietary’ rights; provided, that the foregoing shall in no way limit Medarex’s representations and warranties set forth in Section 9.3.

2.6          Technical Assistance.  Medarex shall cooperate with any and all reasonable requests for assistance from Celldex regarding the materials, information and documents transferred to Celldex pursuant to Sections 2.2.3, 2.4 and 2.5 for two (2) years following the Effective Date. Celldex shall pay Medarex for such cooperation and activities with respect thereto at the hourly rate (including a reasonable allocation for payroll taxes, health insurance, and other standard fringe benefits) of the Medarex employee performing such activities plus an additional ten percent (10%) surcharge with respect to such hourly rate.  Such cooperation shall include making Medarex’s employees available upon reasonable notice during normal business hours at Medarex’s place of business or other mutually agreed location to consult with Celldex on issues arising with respect to such materials, information and documents.  Medarex will use its reasonable efforts to arrange for consultants and other scientific staff to be available to consult with Celldex at such consultants’ then current hourly rates, to be paid by Celldex.

2.7          Further Assurances with Respect to the Celldex Focus Area.  The Parties agree that, as of the Effective Date, Celldex is focused on the research, development and commercialization of (i) therapeutic vaccines that modulate a patient’s natural immune response to tumor or disease related proteins, by delivering such proteins directly to dendritic cells or macrophages and (ii) immunomodulatory products that modulate the activities of dendritic cells and macrophages for the treatment of autoimmune diseases, infectious diseases or cancer (the “Celldex Focus Area”).  The Parties acknowledge that this Agreement, including the list and details of the Assigned Assets and the Schedules hereto, is a good faith effort by the Parties under the circumstances to identify, as of the Effective Date, all items and rights to be assigned or licensed to Celldex by Medarex hereunder with respect to the Celldex Focus Area, but that such effort may be incomplete or may be over-inclusive or under-inclusive with respect to such assignments and licenses.  In the event that, at any time and from time to time during the twenty-four (24) month period after the Effective Date, (a) Celldex in good faith identifies additional items (including Biological Materials) or rights within the Celldex Focus Area that were owned or controlled by Medarex as of the Effective Date and that Celldex believes should have been assigned, licensed or physically transferred to Celldex by Medarex pursuant to this Agreement but which were not so assigned, licensed or physically transferred, or (b) Medarex determines in good faith that it requires items or rights outside the Celldex Focus Area, which items or rights were assigned, exclusively licensed or physically transferred (and, in the case of physical transfer, no original or copy remains with Medarex from which Medarex can produce duplicates) to Celldex pursuant to this Agreement, then, in the case of either (a) or (b), the applicable Party shall notify the other Party in writing with respect to the relevant items or rights, providing in such notice a detailed explanation and the requested resolution with respect to such items or rights.  Thereafter, the Parties shall negotiate in good faith an appropriate outcome with respect to the identified items or rights; provided, that in any event any return or grant back to Medarex by Celldex must first be approved by Celidex’s Conflict of Interest Committee (or such other committee as is comprised solely of independent directors); and provided, further, that in the event that the Parties are unable to agree upon such appropriate outcome, then the non-requesting Party shall have the right to make the final determination with respect to the resolution of such request.  For avoidance of doubt, the definition and use of the term “Celldex Focus Area” is strictly for purposes of this Section 2.7 and shall not be deemed to limit in any way any grant hereunder or any ability of Celldex to engage in its business after the Effective Date.

ARTICLE 3

LICENSES TO CELLDEX; RETAINED RIGHTS.

3.1          Licensed Products.

3.1.1       Subject to the terms and conditions of this Agreement, Medarex hereby grants to Celldex an exclusive, worldwide, royalty-free (with respect to Medarex) license, with the right to sublicense as provided in Section 3.8.1, under the Medarex Technology to research, develop, make, have made, use, sell, offer for sale and import Licensed Royalty-Free Products solely in the Antibody Targeting Technology Field.  The Parties acknowledge and agree that (i) the license granted pursuant to this Section 3.1.1 is granted solely under the Medarex Technology and (ii) Celldex has sole responsibility to obtain from Third Parties any rights that it may require with respect to the Patents and other intellectual property that covers the Licensed Royalty-Free Antibodies and the process by which such Licensed Royalty-Free Antibodies were created.

3.1.2       Subject to the terms and conditions of this Agreement, Medarex hereby grants to Celldex an exclusive, worldwide, royalty-bearing (as set forth in Article 4) license, with the right to sublicense as provided in Section 3.8.1, under the HuMAb Technology and the Medarex Technology to research, develop, make, have made, use, sell, offer for sale and import

(a) Licensed Royalty-Bearing Products solely in the Antibody Targeting Technology Field and (b) Anti-Mannose Products.

3.2          Hybridoma Cell Lines; Research License.

3.2.1       Medarex hereby grants to Celldex an exclusive, worldwide, royalty-free license, with the right to sublicense as provided in Section 3.8.1, under the HuMAb Technology to research, make, have made, transfer physical possession of (but not to sell, lease, offer to sell or lease, or otherwise transfer title to) the Hybridoma Cell Lines.

3.2.2       Medarex hereby grants to Celldex a non-exclusive, worldwide, royalty-free license, with the right to sublicense as provided in Section 3.8.1, under the Research Patent to conduct research.

3.3          Research Antibodies.

3.3.1.1       License.  Subject to the terms and conditions of this Agreement, Medarex hereby grants to Celldex an exclusive, worldwide, royalty-free Iicense, without the right to sublicense, under the HuMAb Technology and the Medarex Technology to use the Research Antibodies for the sole purpose of determining the antigen with respect to which each Research Antibody was raised.  The process by which Celldex will make such determination shall be as set forth on Appendix E.

3.3.1.2       Mannose Antigen Determination.  In the event that Celldex determines pursuant to the process set forth on Appendix E that the antigen against which a Research Antibody was raised is the mannose receptor antigen, such antibody shall no longer be deemed a Research Antibody, but, subject to Section 3.4, shall be deemed an Anti-Mannose Receptor Antibody.

3.3.1.3       Other Antigen Determination.  In the event that Celldex determines pursuant to the process set forth on Appendix E the antigen against which a Research Antibody was raised (each, a “Research Antibody Target”) and such Research Antibody Target is not the mannose receptor antigen, Celldex shall have the right to request that Medarex determine availability of an antibody-exclusive commercial license pursuant to Section 3.4.  In the event that (i) such license is available with respect to such Research Antibody and (ii) the right to use the applicable Research Antibody Target with the HuMAb Technology does not conflict with any right previously granted by Medarex, then Medarex does hereby grant to Celldex, subject to the terms and conditions of this Agreement, an antibody-exclusive, antigen-nonexclusive, worldwide, royalty-bearing (as set forth in Article 4) license, with the right to sublicense as provided in Section 3.8, under HuMAb Technology and the Medarex Technology to make, have made, use, sell, offer for sale and import Licensed Products comprising such Research Antibody in the Antibody Targeting Technology Field.

3.4          HuMAb Technology License Availability.  In the event Celldex desires to obtain an assignment of a given Anti-Mannose Receptor HuMAb Antibody pursuant to Section 2.2.2 or 3.3.1.2 or a license to a given Research Antibody pursuant to Section 3.3.1.3, Celldex shall provide Medarex with a detailed written description of [ **** ] and such other information as Medarex may reasonably request.  Within thirty (30) days of receipt of all such information,

Medarex shall determine whether or not it can effect such assignment or license.  Medarex shall not be obligated to effect a requested assignment or license only if, at the time the assignment or license is requested by Celldex, Medarex is (i) already conducting an internal program with respect to such antigen or antibody (either alone or with a collaborator), (ii) in discussions with a Third Party in good faith to obtain or grant exclusive rights to such antigen or antibody, or (iii) legally prohibited from granting such assignment or license, whether pursuant to a Third Party agreement or otherwise.

3.5          Covenant Not to License or Use; Medarex Option.

3.5.1       Notwithstanding anything to the contrary in this Agreement and notwithstanding any rights Medarex may have to do so, [ **** ] Medarex has granted a license to Celldex with respect to such Research Antibody pursuant to Section 3.3.1.3, Medarex agrees that it will not thereafter license to any Third Party, use or permit any of its Affiliates to use such Research Antibody outside the Antibody Targeting Technology Field (it being understood that Celldex has exclusive rights thereto in the Antibody Targeting Technology Field).

3.5.2       In the event that a claim issues in [ **** ], including any divisionals, continuations, continuation-in-parts, reissues and/or reexaminations of the foregoing, and/or any foreign counterpart applications of the foregoing, (the “Option Patents”), then Celldex shall promptly thereafter notify Medarex of such claim issuance, including a copy of the issued claim and any file history relating thereto.  Any claim issuing from the Option Patents, whether composition or method, which is not specifically and solely directed to (i) the mannose receptor, including claims reciting mannose receptor antibody(ies), fragments and sequences, or (ii) an antibody, or fragment thereof, whereby the antibody or fragment serves as a targeting means with respect to an Antigen-Presenting Cell for the purpose of modulating an immune response in the manner described in clause (a) or (c) of Section 1.5, shall be deemed to be an “Option Claim”.  Celldex hereby grants to Medarex an option to obtain a worldwide, non-exclusive, royalty-free, fully paid up license, with the right to sublicense, under the Option Patents to research, develop, make, use, sell, offer for sale, and import any product falling under an Option Claim, other than a product described by clause (i) or (ii) above.  If Medarex elects, in its sole discretion, to exercise such option, Medarex shall notify Celldex of such election and upon the providing of such notice, Celldex shall automatically be deemed to grant such license to Medarex.  Notwithstanding the foregoing, Medarex may not exercise an option, and shall not be entitled to a license hereunder, with respect to a claim in the Option Patents to the extent such claim is a composition of matter claim that specifically and solely claims the amino acid sequence of a single specific antibody.

3.6          Future Medarex Antigens.  In the event that, before the third anniversary of the Effective Date, Medarex in-licenses rights with respect to antigens, which in-license expressly states and includes “vaccine rights”, then within thirty (30) days of in-licensing such rights, Medarex shall provide written notice to Celldex of such event unless Medarex is prohibited from providing such notice and, unless Medarex is prohibited from doing so, and, if mutually agreed to by the Parties in accordance with the provisions of this Section 3.6, Medarex shall grant rights within the Antibody Targeting Technology Field to Celldex with respect to such antigens, pursuant to the terms of any Third Party agreement under which Medarex has licensed such rights.  Within fifteen (15) days of receiving such notice, Celldex shall provide written notice to

Medarex whether it desires to negotiate with respect to such rights within the Antibody Targeting Technology Field.  In the event that Celldex does so desire, the Parties thereafter shall negotiate in good faith the terms pursuant to which Medarex may grant an exclusive or non-exclusive, royalty-bearing license to Celldex with respect to the applicable antigen in the Antibody Targeting Technology Field.

3.7          Existing Grants; No Other Rights.

3.7.1       Celldex acknowledges and agrees that, pursuant to the terms of the Cross License Agreement, Medarex has granted a non-exclusive license under certain Medarex patents to develop and commercialize antibody products with respect to antigens, which antibody product(s) could comprise the same antibody(ies) as a Licensed Antibody(ies) hereunder.

3.7.2       Other than the rights expressly granted under this Agreement, Celldex and its Affiliates shall have no other right, express or implied, under the HuMAb Technology, the Medarex Patents, or any other technology Controlled by Medarex, and Medarex shall retain for itself all such rights.

3.8          Sublicenses.

3.8.1       Subject to Section 3.8.2, Celldex may grant sublicenses under the licenses granted to Cellde in Sections 3.1, 3.2 and 3.3 to the extent necessary to research, develop, make, have made, use, sell, offer for sale or import Licensed Royalty-Free Products and Royalty-Bearing Products; provided, that within ten (10) days of the date any such sublicense is executed, Celldex shall provide Medarex with at least the following information with respect to each such Sublicensee: (a) the identity of the Sublicensee, (b) a description of the Licensed Royalty-Free Products and Royalty-Bearing Product and the rights being granted to the Sublicensee, and (c) the territory in which the Licensed Royalty-Free Products and Royalty-Bearing Product will be sold.  Each sublicense granted by Celldex shall be consistent with and subject to all the terms and conditions of this Agreement.  Celldex shall remain responsible to Medarex for the compliance of each such Sublicensee with the applicable financial, confidentiality and other obligations due  under this Agreement; provided, that with respect to obligations of confidentiality and indemnification, Celldex shall use commercially reasonable efforts to have such Sublicensee and Medarex enter into a direct mutual obligation.

3.8.2       The Parties recognize that, pursuant to the Cross License Agreement, Medarex may ant Celldex the right to directly grant sublicenses under certain HuMAb Technology that is covered by the Cross License Agreement to sell, lease, and offer for sale or lease Royalty-Bearing Products.  So long as such provisions are in effect, if Celldex grants or desires to grant a sublicense to a particular Sublicensee under the HuMAb Technology pursuant to Sections 3.1, 3.2 or 3.3 to sell, lease, and offer for sale or lease a particular Royalty-Bearing Product, then Medarex shall enter into an agreement with such Sublicensee which grants a direct license to such Sublicensee under such of the HuMAb Technology that is covered by the Cross License Agreement to sell, lease, and offer for sale or lease such Royalty-Bearing Product on the same terms and conditions as the sublicense granted by or desired to be granted by Celldex to such Sublicensee (“Direct Sublicense Agreement”); provided, that each such Direct Sublicense Agreement granted by Medarex shall: (a) be consistent with all the terms and conditions of this

Agreement, (b) provide that all performance obligations of such Sublicensee, including with respect to development and commercialization of Royalty-Bearing Products and payment of amounts owing under the sublicense granted to such Sublicensee by Celldex, shall be owed to Celldex and not to Medarex, (c) not conflict with any of the rights granted under this Agreement, (d) provide that Celldex is a third party beneficiary under such Direct Sublicense Agreement, with the right, at Celldex’s expense, to enforce the terms and conditions of such Direct Sublicense Agreement against such Sublicensee, including the right to collect all monies due to Celldex from such Sublicensee under such Direct Sublicense Agreement, and (e) be subject to Celldex’s approval, such approval not to be unreasonably withheld.  Further, it is understood and agreed by Celldex that, in such sublicense granted by Celldex to such Sublicensee, Celldex shall make the rights related to such certain HuMAb Technology granted by Medarex to Celldex subject to such direct license granted by Medarex to such Sublicensee, to the extent necessary such that the rights granted by Medarex to Celldex hereunder shall not be in conflict with the rights granted to such Sublicensee by Medarex under this Section 3.8.2.

ARTICLE 4

FINANCIAL PROVISIONS

4.1          Payments to Medarex.

4.1.1       Royalty Obligation.  Subject to Section 4.2, with respect to each Royalty-Bearing Product, Celldex shall pay to Medarex a royalty on annual (based on a calendar year) aggregate worldwide Net Sales of Royalty-Bearing Products on a Royalty-Bearing Product-by-Royalty-Bearing Product basis as follows:

	Annual Net Sale per Royalty-Bearing Product	Royalty Rate
Portion of Annual Net Sales	[ **** ]	[ **** ]
Portion of Annual Net Sales	[ **** ]	[ **** ]

4.1.2       Third Party Payments.  Celldex shall be responsible for the payment of any royalties, license fees and milestone and other payments due to (i) upstream licensors of Medarex, to the extent such obligation is disclosed to Celldex in a Third Party agreement provided by Medarex to Celldex on or before or within thirty (30) days after the Effective Date, and (ii) Third Parties under license agreements for intellectual property licensed to Celldex by a Third Party, in the case of either clause (i) or clause (ii) under a sublicense or license that is required to make, have made, use, sell, offer for sale and import Licensed Products or Anti-Mannose Products; provided, however, that Medarex shall be solely responsible for any payments and royalties owed to the Medical Research Council, with respect to Royalty-Bearing Products, pursuant to that certain License Agreement dated as of October 1, 1993, as amended on August 12, 1994 and on April 19, 2002, by and among the Medical Research Council Institute of

Animal Physiology and Genetics Research of Babraham Hall, Marianne Bruggemann and GPI (the “MRC Agreement”).

4.2          Royalty Rates and Term.

4.2.1       Royalty Term for Licensed Royalty-Bearing Products.  With respect to the royalty rates for Licensed Royalty-Bearing Products, the Parties acknowledge and agree that the Patent rights and Know-How licensed pursuant to this Agreement justify royalty rates of differing amounts with respect to sales of such Licensed Royalty-Bearing Products, which rates could be applied separately to Licensed Royalty-Bearing Products involving the exercise of such Patent rights and/or the incorporation of such Know-How, and that if such royalties were calculated separately, royalties relating to Patent rights and royalties relating to Know-How would last for different terms.  The Parties have determined in light of such considerations and for reasons of convenience that blended royalty rates for the Patent rights and the Know-How licensed hereunder will apply during a single royalty term (which blended royalty rates would be advantageous to both Parties).  Consequently, the Parties have agreed to adopt the royalty rates set forth in Section 4.1.1 hereof with respect to such products.  The royalties due pursuant to Section 4.1.1 shall be payable on a country-by-country and Licensed Royalty-Bearing Productby-Licensed Royalty-Bearing Product basis until the date which is the later of: (a) the expiration of the last to expire of the Valid Claims under the HuMAb Patents and the Medarex Patents, as applicable, covering the Licensed Royalty-Bearing Product in each country of sale of such Licensed Royalty-Bearing Product (such expiration to occur only after expiration of extensions of any nature to such Patents which may be obtained under applicable statutes or regulations in the respective countries, such as the Drug Price Competition and Patent Term Restoration Act of 1984 in the U.S.A. and similar Patent extension laws in other countries) to the extent that the sale of such Licensed Royalty-Bearing Product would, but for such license, infringe such Valid Claim, and (b) the tenth anniversary of the First Commercial Sale of such Licensed Royalty-Bearing Product in such country.  Upon expiration of the royalty term with respect to a Licensed Royalty-Bearing Product in a country (other than as a result of the early termination of this Agreement), and payment to Medarex of all amounts due under this Agreement with respect to such Licensed Royalty-Bearing Product in such country, the applicable grants under Article 3 with respect to such Licensed Royalty-Bearing Product in such country shall become non-exclusive and fully paid-up.

4.2.2       Royalty Term for Anti-Mannose Products.  In consideration for the transfer of the Anti-Mannose Receptor HuMAb Antibodies to Celldex by Medarex as part of the Assigned Assets, the Parties have agreed to adopt the royalty rates set forth in Section 4.1.1 hereof with respect to the Anti-Mannose Products.  The royalties due pursuant to Section 4.1.1 shall be payable on a country-by-country and Anti-Mannose Product-by-Anti-Mannose Product basis until the date which is the later of: (a) the expiration of the last to expire of the Valid Claims under the HuMAb Patents and the Antibody Targeting Patents, as applicable, covering the Anti-Mannose Product in each country of sale of such Anti-Mannose Product (such expiration to occur only after expiration of extensions of any nature to such Patents which may be obtained under applicable statutes or regulations in the respective countries, such as the Drug Price Competition and Patent Term Restoration Act of 1984 in the U.S.A. and similar Patent extension laws in other countries) to the extent that the sale of such Anti-Mannose Product would, but for such license, infringe such Valid Claim, and (b) the tenth anniversary of the First

Commercial Sale of such Anti-Mannose Product in such country.  Upon expiration of the royalty term with respect to an Anti-Mannose Product in a country (other than as a result of the early termination of this Agreement), and payment to Medarex of all amounts due under this Agreement with respect to such Anti-Mannose Product in such country, no further royalties or payments of any kind with respect to such Anti-Mannose Product shall be due hereunder.

4.2.3       Pending Patent Applications.  The Parties acknowledge that Medarex has filed, and during the Term might file additional, applications for patents that, upon issuance, would constitute a Medarex Patent, Antibody Targeting Patent or HuMAb Patent.  In respect of any such application that was prosecuted in good faith and for which a patent issues during the Term, the claims included in such issued patent (a “Subject Patent”) shall, to the extent otherwise meeting the criteria set forth in the definition of Valid Claim, be deemed “Valid Claims” for purposes of computing royalties hereunder, commencing on the date of issuance of the Subject Patent.  In addition, where Celldex would have owed additional royalties to Medarex hereunder for the period commencing on the filing date to which the application for a Subject Patent was entitled and ending on the date of issuance of the Subject Patent had the claims included in such Subject Patent been deemed Valid Claims from such filing date, then any such additional royalties shall be due retroactively from Celldex to Medarex in respect of such claims.  Medarex shall promptly notify Celldex of the issuance of any Subject Patent, and Celldex shall calculate and pay within ninety (90) days following such notice any retroactive royalties payable under this Section 4.2.3 in respect of such Subject Patent, such payment to include interest at the then-current rate for a one-year U.S. Treasury Bill.

4.3          Royalty Payments.  Running royalties due pursuant to Section 4.1.1 shall be payable on a quarterly basis, within forty-five (45) days after the end of each Calendar Quarter, based upon the Net Sales during such Calendar Quarter, commencing with the Calendar Quarter in which the first sale of a Royalty-Bearing Product is made.  Royalties shall be calculated in accordance with GAAP and with the terms of this Article 4.  Only one royalty payment will be due on Net Sales of a given Royalty-Bearing Product even though the manufacture, sale or use of such Royalty-Bearing Product may be covered by more than one intellectual property right in a country or more than one Valid Claim, or may use both Patents-and Know-How.

4.4          Royalty Statements.  Celldex shall deliver to Medarex within forty-five (45) days after the end of each Calendar Quarter in which Royalty-Bearing Products, for which Celldex owes a royalty hereunder, are sold, a detailed statement showing (a) Net Sales of each such Royalty-Bearing Product on a country-by-country basis during the applicable Calendar Quarter, and (b) the amount and calculation of royalties due on such Net Sales.

4.5          Payment Method.  All amounts due by Celldex hereunder shall be paid in U.S. dollars by wire transfer in immediately available funds to an account designated by Medarex.  Any payments or portions thereof due hereunder which are not paid on the date such payments are due under this Agreement and not subject to good faith dispute, shall bear interest at a rate equal to the lesser of the prime rate as published in The Wall Street Journal, Eastern Edition, on the first day of each calendar quarter in which such payments are overdue, plus one and one half (1.5) percentage points, or the maximum rate permitted by law, calculated on the number of days such payment is delinquent.

4.6          Currency; Foreign Payments.  If any currency conversion shall be required in connection with any payment hereunder, such conversion shall be made by using the exchange rate for the purchase of U.S. dollars as published in The Wall Street Journal, Eastern Edition, on the last business day of the calendar quarter to which such royalty payments relate.

4.7          Taxes.  All royalty amounts required to be paid to Medarex pursuant to this Agreement may be paid with deduction for withholding for or on account of any taxes (other than taxes imposed on or measured by net income) or similar governmental charge imposed by a jurisdiction other than the United States (“Withholding Taxes”).  At Medarex’s request, Celldex shall provide Medarex a certificate evidencing payment of any Withholding Taxes hereunder and shall reasonably assist Medarex to obtain the benefit of any applicable tax treaty.

4.8          Records Retention; Audit.

4.8.1       Record Retention.  Celldex shall maintain (and shall ensure that its Affiliates and Sublicensees shall maintain) complete and accurate books, records and accounts that fairly reflect their respective Net Sales of Licensed Products in sufficient detail to confirm the accuracy of any payments required hereunder and in accordance with GAAP, which books, records and accounts shall be retained by Celldex (and such Affiliates and Sublicensees) until the later of (a) three (3) years after the end of the period to which such books, records and accounts pertain, and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by applicable law.

4.8.2       Audit.  Medarex shall have the right to have an independent certified public accounting firm, reasonably acceptable to Celldex, have access during normal business hours, and upon reasonable prior written notice, to such of the records of Celldex (and its  Affiliates and Sublicensees) as may be reasonably necessary to verify the accuracy of such Net Sales for any Calendar Quarter ending not more than thirty-six (36) months prior to the date of such request; provided, that Medarex shall not have the right to conduct more than one such audit in any twelve (12)-month period nor to audit any particular Calendar Quarter more than one time.  The accounting firm shall disclose to each Party whether such Net Sales are correct or incorrect and the specific details concerning any discrepancies.  No other information shall be provided to Medarex.  Medarex shall bear the cost of such audit unless the audit reveals a variance of more than five percent (5%) from the reported results for the entire period audited, in which case Celldex shall bear the cost of the audit.  The results of such accounting firm shall be final, absent manifest error.

4.8.3       Payment of Additional Royalties; Credit.  If, based on the results of such audit, additional payments are owed by Celldex under this Agreement, Celldex shall make such additional payments within forty-five (45) days after the date on which such accounting firm’s written report is delivered to Celldex.  If such audit shows that Celldex has overpaid royalties to Medarex, then Celldex shall have the right to credit such amounts from Medarex.

4.9          Confidentiality.  Medarex shall treat all information subject to review under Section 4.8, but not the reported results of such review, as Celldex’s Confidential Information protected in accordance with the confidentiality provisions of Article 5.  Medarex shall cause its accounting firm to enter into with Celldex a confidentiality agreement reasonably acceptable to

Celldex obligating such firm to maintain all such financial information in confidence pursuant to such confidentiality agreement.

4.10        Reports to Medarex.  During the Term, Celldex shall keep Medarex informed of its development and commercialization activities subject to this Agreement with respect to Royalty-Bearing Products, including the filing of an IND or the initiation of a clinical trial, and on January 31 of each year shall provide Medarex with a reasonably detailed written summary of such events and activities in the preceding year.

4.11        [ **** ].  All royalties [ **** ] during the period in which a [ **** ].

ARTICLE 5

CONFIDENTIALITY

5.1          Confidential Information.  Except as expressly provided herein, the Parties agree that for the Term and for five (5) years thereafter, the receiving Party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except as expressly provided in Section 5.2 any Confidential Information of the other Party, except to the extent that it can be established by the receiving Party by competent proof that such Confidential Information:

5.1.1       was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

5.1.2       was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

5.1.3       became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

5.1.4       was independently developed by the receiving Party as demonstrated by documented evidence prepared contemporaneously with such independent development; or

5.1.5       was subsequently lawfully disclosed, other than under an obligation of confidentiality, to the receiving Party by a Person other than a Party hereto.

5.2          Permitted Use and Disclosures.  Each Party hereto may use or disclose information disclosed to it by the other Party to the extent such use or disclosure is reasonably necessary in complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or making a permitted sublicense or otherwise exercising its rights hereunder; provided, that if a Party is required to make any such disclosure of the other Party’s Confidential Information, other than pursuant to a confidentiality agreement, it shall (a) give reasonable advance notice to the latter Party of such disclosure, (b) if such advance notice is not possible, provide notice of such disclosure immediately thereafter, (c) to the extent possible, minimize the extent of such disclosure, and (d) save to the extent inappropriate in the case of patent applications, use all reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise), it being understood that any information so disclosed shall otherwise remain subject to the limitations on use and disclosure hereunder.

5.3          Public Disclosure.  Except as otherwise required by law, rule or regulation, neither Party shall issue a press release or make any other public disclosure of this Agreement or the terms hereof without the prior written approval of the other Party of such press release or public disclosure and the content thereof; provided, that the Parties agree that disclosures of information for which consent has been previously obtained and of information of a similar nature to that which has been previously disclosed publicly with respect to this Agreement, each shall not require advance approval; and provided, further, that, with prior notice to Celldex, Medarex may make a public disclosure with respect to the specific stage of development of each Licensed Product as stated in the contents of the report provided to Medarex by Celldex pursuant to Section 4.10.  Each Party shall submit any press release or public disclosure requiring the other Party’s approval to the other Party, and the receiving Party shall have three (3) business days to review and approve any such press release or public disclosure, which approval shall not be unreasonably withheld.  If the receiving Party does not respond in writing within such three (3) business day period, the press release or public disclosure shall be deemed approved.  In addition, if a public disclosure is required by law, rule or regulation, including in a filing with the Securities and Exchange Commission, other than a filing on Form 10K or Form 10Q, the disclosing Party shall provide copies of the disclosure reasonably in advance of such filing or other disclosure for the nondisclosing Party’s prior review and comment and the Parties shall thereafter mutually agree upon the extent and nature of any such disclosures, such agreement not to be unreasonably withheld.

5.4          Use of Name.  Each Party may use the name, insignia, symbol, trademark, trade name or logotype of the other Party only (a) in connection with announcements and other permitted disclosures relating to this Agreement and the activities contemplated hereby, including public disclosures by Medarex pursuant to Section 5.3, (b) in public disclosures regarding the equity interest that Medarex has in Celldex, (c) as required by applicable law, and (d) otherwise as agreed in writing by such other Party.

5.5          Confidential Terms.  Except as expressly provided herein, each Party agrees not to disclose this Agreement or any terms hereof to any Third Party without the consent of the other Party; except that such consent shall not be required for disclosure to actual or prospective investors or to a Party’s accountants, attorneys and other professional advisors.  In addition, the terms of this Agreement may be disclosed pursuant to confidentiality obligations at least as strict as are set forth herein, to actual or potential Sublicensees and actual or potential acquirors or acquirees.

5.6          Publications.  Subject to any Third Party rights existing as of the Effective Date, Medarex shall submit to Celldex for review and approval all proposed academic, scientific and medical publications and public presentations relating to any Licensed Product or Anti-Mannose Product containing HuMAb Technology or Medarex Technology for review in connection with preservation of Patent rights and trade secrets and/or to determine whether Confidential

Information should be modified or deleted from the proposed publication or public presentation.  Written copies of such proposed publications and presentations shall be submitted to Celldex no later than sixty (60) days before submission for publication or presentation and Celldex shall provide its comments with respect to such publications and presentations within thirty (30) days of its receipt of such written copy.  The review period may be extended for an additional thirty (30) days if Celldex can demonstrate a reasonable need for such extension including the preparation and filing of patent applications.  By written agreement, this period may be further extended.  Medarex will comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other Persons in any publications relating to any Licensed Product or Anti-Mannose Product.

ARTICLE 6

ARTICLE 6 INTELLECTUAL PROPERTY; REGULATORY

6.1          Intellectual Property Ownership.

6.1.1       Ownership of Technology.  Subject to this Section 6.1, each Party shall own and retain all right, title and interest in and to any and all intellectual property generated by or on behalf of such Party in the exercise of a right granted to such Party hereunder.

6.1.2       Ownership of Medarex Patents and Antibody Targeting Patents.  As between the Parties, Medarex shall own and retain all right, title and interest in and to all Medarex Patents, and Celldex shall own and retain all right, title and interest in and to all Antibody Targeting Patents, in each case together with the Know-How disclosed or claimed therein.

6.1.3       Ownership of HuMAb Technology.

6.1.3.1       As between the Parties, Medarex shall own and retain all right, title and interest in and to all HuMAb Technology, including the HuMAb Mice.

6.1.3.2       Celldex acknowledges and agrees that (a) except as set forth in Sections 3.1.2, 3.2.1, 3.3.1.1 and 3.3.1.3,, there are no licenses granted to Celldex under this Agreement with respect to the HuMAb Technology, (b) Celldex has no right under this Agreement to use for any purpose any Mice Materials other than (i) the Antibody Materials included in the Biological Materials and (ii) any Improvements thereto made by or on behalf of Celldex or its Affiliates or Sublicensees, in each case ((i) and (ii)) solely in accordance the license grants set forth in Sections 3.1.2, 3.2.1, 3.3.1.1 and 3.3.1.3, and (c) except as expressly provided in clause (b), Celldex has no right to discover, develop or otherwise make Improvements with respect to HuMAb Mice or the HuMAb Technology.  Accordingly, neither Celldex nor any of its Affiliates, successors, or permitted assignees, or their licensees or Sublicensees, will engage, directly or indirectly, in activities designed to, or otherwise undertake or attempt, either on behalf of itself or another, to discover, develop or make any Improvements that relate to the HuMAb Mice or HuMAb Technology.

6.1.3.3       In light of the foregoing, Medarex shall own and retain all right, title and interest in and to all HuMAb Technology, including any and all Improvements with respect to HuMAb Technology that are conceived, discovered, developed or otherwise made, as necessary to establish authorship, inventorship or ownership under applicable law, by or on behalf of Celldex, its Affiliates, its successors or permitted assignees, or their licensees or Sublicensees, whether or not patented or patentable, and any and all Patent and other intellectual property rights with respect thereto.  Accordingly, Celldex shall promptly disclose to Medarex in writing, the conception or reduction to practice, or the discovery, development or making of any HuMAb Technology and shall, and does hereby, assign, and shall cause its Affiliates, successors, and permitted assignees, and their licensees and Sublicensees, to so assign, to Medarex, without additional compensation, all of their respective rights, title and interests in and to any such Improvements.

6.2          Medarex Patents and HuMAb Technology Patents.  Medarex shall have the first right, at its expense, to prepare, file, prosecute and maintain the Medarex Patents and the sole tight, at its expense, to prepare, file, prosecute and maintain the HuMAb Patents, and in each case to conduct any interferences, reexaminations, reissues, oppositions, or request for Patent term extensions relating thereto.  Medarex shall consult with Celldex, and consider in good faith Celldex’s comments, regarding all such activities with respect to the preparation, filing, prosecution and maintenance of the Medarex Patents and shall share with Celldex any correspondence and communications with the Patent authorities relating to such Patents.  In the event that (a) Medarex declines to file or, having filed, declines to further prosecute and maintain any Medarex Patent, and (b) (i) no Third Party having rights to file, prosecute or maintain such Medarex Patent pursuant to an agreement between such Person and Medarex elects to so file, prosecute or maintain such Medarex Patent or (ii) any Third Party having rights to file, prosecute or maintain such Medarex Patent pursuant to an agreement between such Person and Medarex, having elected to so file, prosecute or maintain such Medarex Patent, fails to actively and diligently pursue the same, then Medarex shall provide Celldex notice thereof prior to the expiration of any deadline relating to such activities, but in any event at least thirty (30) days prior notice, Celldex shall have the right, but not the obligation, to file, prosecute and maintain such Medarex Patent and to conduct any interferences, reexaminations, reissues, oppositions, or request for Patent term extension relating thereto, in each case at Celldex’s expense, using counsel of its choice.

6.3          Antibody Targeting Patents.  Celldex shall have the sole right, at its expense, to prepare, file, prosecute and maintain the Antibody Targeting Patents, and to conduct any interferences, reexaminations, reissues, oppositions, or request for patent term extension relating thereto.  Celldex shall own and retain all right, title and interest in and to all Antibody Targeting Technology, including any and all Improvements with respect thereto, that are conceived, discovered, developed or otherwise made by or on behalf of Medarex, its Affiliates, its successors or permitted assignees, or their licensees or Sublicensees, whether or not patented or patentable, and any and all Patent and other intellectual property rights with respect thereto.  Accordingly, Medarex shall promptly disclose to Celldex in writing, the conception or reduction to practice, or the discovery, development or making of any Antibody Targeting Technology and shall, and does hereby, assign, and shall cause its Affiliates, successors, and permitted assignees, and their licensees and Sublicensees, to so assign, to Celldex, without additional compensation, all of their respective rights, title and interests in and to any such Improvements.

6.4          Third Party Litigation.  In the event that a Third Party institutes a Patent infringement suit (including any suit alleging the invalidity or =enforceability of the Patents) against either Party or its respective Affiliates, licensees or permitted Sublicensees during the Term, alleging that any activities hereunder, infringes one or more Patents, or other intellectual property rights held by such Third Party (an “Infringement Suit”), the Parties shall cooperate with one another in defending such suit; provided, that the Party responsible for directing and controlling the Infringement Suit (as provided hereinafter) shall reimburse the other Party for all reasonable costs and expenses incurred in rendering such cooperation, including reasonable attorneys’ fees.  Medarex shall direct and control, at its sole cost and expense, any Infringement Suit with respect to the HuMAb Technology and the Medarex Patents (including with respect to any inventions claimed or described therein).  Celldex shall direct and control, at its sole cost and expense, any Infringement Suit with respect to the Antibody Targeting Patents (including with respect to any inventions claimed or described therein).

6.5          Enforcement.

6.5.1       Rights and Procedures.  If Medarex or Celldex determines that any of the HuMAb Technology, the Medarex Patents or the Antibody Targeting Patents are being infringed by a Third Party’s activities and that such infringement could affect the exercise by the Parties of their respective rights and obligations under this Agreement, it shall promptly notify the other Party in writing and provide such other Party with any evidence of such infringement that is reasonably available.  Promptly after the receipt of such written notice, the Parties shall meet and discuss in good faith the removal of such infringement.  Medarex shall have the sole right, but not the obligation, to pursue such Third Party with respect to infringement of the HuMAb Technology and the Medarex Patents.  Celldex shall have the sole right, but not the obligation, to pursue such Third Party with respect to the Antibody Targeting Patents.  In either case, the pursuing Party shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken to remove such infringement.

6.5.2       Cooperation.  The Party not enforcing the applicable technology or Patents pursuant to Section 6.5.1 shall provide reasonable assistance to the other Party, at such other Party’s expense, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the enforcing Party to maintain the action.

6.5.3       Recovery.  Any amounts recovered by a Party pursuant to Section 6.5.1, whether by settlement or judgment, shall be used to reimburse the Parties for their reasonable costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses), with any remainder being retained by the Party that has exercised its right to bring the enforcement action or, if such enforcement action is jointly funded, such remainder shall be shared by the Parties based on their economic interests in the recovery.

6.6          Regulatory Issues.  Celldex shall have sole control over all regulatory matters, including interfacing, corresponding and meeting with any regulatory authority, relating to the development and commercialization of Anti-Mannose Products and Licensed Products.  In connection with such products, at Celldex’s reasonable request, (a) Medarex will provide appropriate rights of reference to Medarex filings with respect to regulatory submissions, and (b) at Medarex’s sole discretion and at Celldex’s expense, Medarex will assist with regulatory submissions, review and approvals.

ARTICLE 7

TERM AND TERMINATION

7.1          Term.  The term of this Agreement (the “Term”) shall commence upon the Effective Date and shall continue in effect until the expiration of Celldex’s obligation to make any royalty payments under this Agreement, at which time the licenses granted to Celldex hereunder shall (if they have not theretofore become so under Section 4.2) become fully paid-up and irrevocable.

7.2          Breach.  Any failure by a Party to comply with any of its obligations contained herein shall entitle the Party not in breach to give to the Party in breach notice specifying the nature of the breach, requiring the breaching Party to make good or otherwise cure such breach..  If such breach is not cured within thirty (30) days after the receipt of such notice (or, if such breach cannot be cured within such thirty (30)-day period, if the Party in breach does not commence actions to cure such breach within such period and thereafter diligently continue such actions or if such breach is not otherwise cured within ninety (90) days after the receipt of such notice), the Party not in breach shall then be entitled to pursue the rights and remedies available to it by law or in equity.

7.3          Accrued Rights; Surviving Obligations.

7.3.1       Accrued Rights.  Expiration of this Agreement shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such expiration.  Such expiration shall not relieve a Party from obligations that are expressly indicated to survive the expiration of this Agreement.

7.3.2       Survival.  Articles 2, 4 (with respect to the last sentence of 4.2.1 and to obligations arising prior to expiration or termination), 5 (in accordance with its terms), 6, 7, 8, 9 and 10, and Sections 3.3.1.2, 3.5.2 and 3.6 (in accordance with its terms) shall survive the expiration or earlier termination of this Agreement.

ARTICLE 8

INDEMNIFICATION

8.1          Indemnification of Medarex.  Celldex shall indemnify Medarex, its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) in connection with any and all liability, suits, investigations, claims or demands (collectively, “Losses”) arising from or occurring as a result of (a) any breach by Celldex of its representations, warranties, covenants or obligations under this Agreement, (b) the failure of Celldex to assume, pay, perform and discharge any Assumed

Liabilities, including any breach after the Effective Date of the Assigned Contracts, or (c) the exercise of rights granted by or on behalf of Medarex under this Agreement, including any infringement or Third Party personal injury or damage to tangible personal property resulting, in the case of each clause (a), (b) and (c) by or on behalf of Celldex or its Affiliates or Sublicensees.  The foregoing obligation to indemnify, defend and save harmless shall not apply to the extent of any Losses for which Medarex has an obligation to indemnify Celldex pursuant to Section 8.2.  For any such Losses as to which each Party has an indemnification obligation pursuant to the first sentences of Sections 8.1 and 8.2, each Party shall indemnify the other to the extent of the indemnifying Party’s respective fault (a Party’s fault being defined by those categories for which it must indemnify the other Party pursuant to the first sentence of Section 8.1 or 8.2) for the Losses.

8.2          Indemnification of Celldex.  Medarex shall indemnify Celldex and its Affiliates, directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all Losses arising from or occurring as a result of (a) any breach by Medarex of its representations, warranties, covenants and obligations under this Agreement, (b) the failure of Medarex to assume, pay, perform and discharge any Retained Liabilities, including any breach prior to the Effective Date of the Assigned Contracts, or (c) the exercise of rights retained by or on behalf of Medarex under this Agreement in respect of any Humanized Anti-CD64 Antibody or Murine Anti-CD64 Antibody, or granted to Medarex pursuant to Section 3.5.2, including any infringement or Third Party personal injury or damage to tangible personal property resulting, in the case of each clause (a), (b) and (c) by or on behalf of Medarex or its Affiliates or licensees.  The foregoing obligation to indemnify, defend and save harmless shall not apply to the extent of any Losses for which Celldex has an obligation to indemnify Medarex pursuant to Section 8.1.  For any such Losses as to which each Party has an indemnification obligation pursuant to the first sentences of Sections 8.1 and 8.2, each Party shall indemnify the other to the extent of the indemnifying Party’s respective fault (a Party’s fault being defined by those categories for which it must indemnify the other Party pursuant to the first sentence of Section 8.1 or 8.2) for the Losses.

8.3          Indemnification Procedure.

8.3.1       Notice of Claim.  The indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such indemnified Party intends to base a request for indemnification under Section 8.1 or Section 8.2, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice.  Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time).  The indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses.  All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents (collectively, the “Indemnitees” and each an “Indemnitee”) shall be made solely by such Party to this Agreement (the “Indemnified Party”).

8.3.2       Third Party Claims.  Subject to Section 6.4, the obligations of an indemnifying Party under this Article 8 with respect to Losses arising from claims of any Third Party that are subject to indemnification as provided for in Section 8.1 or 8.2 (a “Third Party

Claim”) shall be governed by and be contingent upon the following additional terms and conditions:

8.3.2.1       Control of Defense.  At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying Party’s receipt of an Indemnification Claim Notice.  The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify any Indemnitee in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against any Indemnitee’s claim for indemnification.  Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party.  In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim.  Should the indemnifying Party assume the defense of a Third Party Claim, the indemnifying Party shall not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim.  In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless an Indemnitee from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the indemnifying Party in its defense of the Third Party Claim with respect to such Indemnitee.

8.3.2.2       Right to Participate in Defense.  Without limiting Section 8.3.2.1, any Indemnitee shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, that such employment shall be at the Indemnitee’s own expense unless (a) the employment thereof has been specifically authorized by the indemnifying Party in writing, or (b) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 8.3.2.1 (in which case the Indemnified Party shall control the defense).

8.3.2.3       Settlement.  With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate.  With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 8.3.2.1, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).  The indemnifying Party shall not be liable for any settlement or other disposition of a Loss by an Indemnitee that is reached without the written consent of the indemnifying Party.

Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party.

8.3.2.4       Cooperation.  Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  Such cooperation shall include access during normal business hours afforded to indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

8.3.2.5       Expenses.  Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a calendar quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

ARTICLE 9

REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1          Mutual Representations, Warranties and Covenants.  Each Party (“Representing Party”) hereby represents and warrants to the other Party: (a) the Representing Party is duly organized and validly existing under the laws of its jurisdiction of incorporation; (b) that this Agreement has been duly authorized by all requisite corporate action of the Representing Party; (c) the Representing Party has the full legal right and authority to enter into this Agreement and this Agreement is legally binding on the Representing Party; and (d) this Agreement does not conflict with any other agreement to which the Representing Party is a party, or the Representing Party’s obligations to any Third Party.

9.2          Biological Materials.  With respect to the transfer of Biological Materials by
Medarex to Celldex pursuant to Section 2.4, Celldex acknowledges and agrees as follows:

9.2.1       The Biological Materials are experimental in nature and may have hazardous properties.  The Biological Materials are bring provided by Medarex “as is” and Medarex makes no representations or warranties of any kind, either express or implied, including warranties of merchantability or fitness for a particular purpose, or that the use of the Biological Materials will not infringe any Patent, copyright, trademark or other proprietary rights.

9.2.2       Celldex assumes all liability for claims for damages against it or Medarex by Third Parties which may arise from any use, handling, storage or disposal of the Biological Materials by Celldex, its Affiliates and Sublicensees and further Celldex hereby forever generally and completely releases and discharges Medarex, its Affiliates and their respective directors, officers, employees and agents of and from any and all claims, obligations, liabilities and demands of every kind and nature, in law, equity, statute or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, anticipated and unanticipated, liquidated or unliquidated, for damages actual and consequential, past, present and future, arising out of or in any way related to the Biological Materials or the use thereof.

9.3          Additional Medarex Representations, Warranties and Covenants.

9.3.1       Representations, Warranties and Covenants.  Medarex represents, warrants and covenants to Celldex that, as of the Effective Date:

9.3.1.1                    each item constituting Assigned Assets is assigned, transferred and otherwise conveyed free and clear of all liens and encumbrances.

9.3.1.2       except as provided in Schedule 9.3.1, the Antibody Targeting Patents are existing and, to the knowledge of the officers of Medarex, the Antibody Targeting Patents have not been held by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part;

9.3.1.3       to the knowledge of the officers of Medarex, there are no existing or threatened legal actions, legal suits or legal claims pending with respect to the right of Medarex to enter into and perform its obligations under this Agreement;

9.3.1.4       except as provided in Schedule 9.3.1, to the knowledge of the officers of Medarex, there are no existing or threatened legal actions, legal suits or legal claims pending that challenge the validity or enforceability of the Antibody Targeting Patents;

9.3.1.5       9.3.1.5 to the knowledge of the officers of Medarex, Medarex has not received any notice that has led Medarex to believe that MDX-1307 IND is not currently in good standing with the FDA;

9.3.1.6       to the knowledge of the officers of Medarex, each Assigned Contract is in full force and effect, and Medarex has provided, to the extent contractually permitted, a true and complete copy of each such Assigned Contract to Celldex; and

9.3.1.7       Medarex has made available to Celldex, to the extent material and in Medarex’s possession: (a) preclinical study results and protocols for the Licensed Antibodies and the Anti-Mannose Receptor HuMAb Antibodies, (b) written communications to and from the FDA with respect to the Antibody Targeting Technology, (c) written communications to and from the FDA with respect to the MDX-1307 IND, and (d) written FDA requests for data and studies with respect to the MDX-1307 IND.

9.3.2       Certain Definitions.  For purposes of this Section 9.3, it is understood and agreed that:

9.3.2.1       all materials referred to in Section 9.3.1.7, a written copy of which was provided to and permitted to be kept by Tibor Keler on or before the Effective Date, shall be deemed to have been “made available to Celldex”;

9.3.2.2       “knowledge of’ a Person shall mean, with respect to a representation or warranty, such Person’s good faith understanding of the facts and information in his or her possession without any duty to conduct any investigation with respect to such facts and information or such representation or warranty; and

9.3.2.3       “officers” shall mean Persons in the positions of chief patent counsel, senior vice president, president and chief executive officer.

9.4          DISCLAIMER OF WARRANTY.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH ABOVE IN THIS ARTICLE 9, MEDAREX AND CELLDEX MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE.  MEDAREX AND CELLDEX EACH SPECIFICALLY DISCLAIM ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OR ENFORCEABILITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 10

MISCELLANEOUS

10.1        Force Majeure.  Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority.  The non-performing Party shall notify the other Party of such force majeure within ten (10) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect.  The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform; provided, that in the event the suspension of performance continues for one-hundred and eighty

(180) days after the date of the occurrence, the Parties shall meet to discuss in good faith how to proceed in such event.

10.2        Assignment.  The Parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors and administrators and permitted assigns.  Neither Party shall assign or delegate its obligations under this Agreement either in whole or in part without the prior written consent of the other Party; provided, that either Party may assign this Agreement, without the other Party’s consent (a) to its Affiliate(s) (provided, that the assigning Party shall remain jointly and severally liable with such Affiliate(s) under this Agreement), and (b) to an entity that acquires all or substantially all of the business or assets of the assigning Party, whether by merger, reorganization, acquisition, sale or otherwise.

10.3        Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties herein.  To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision prohibited or unenforceable in any respect.

10.4        Disputes.  Any dispute that may arise relating to this Agreement shall be referred to the Chief Executive Officers of each of the Parties (or their respective designees) who shall use their good faith efforts to mutually agree upon the proper course of action to resolve the dispute.  If any dispute is not resolved by the Chief Executive Officers of the Parties (or their designees) within ten (10) business days after such dispute is referred to them, then either Party shall have the right to litigate such dispute in accordance with Section 10.5 or to pursue such other dispute resolution mechanism as the Parties may agree.

10.5        Governing Law, Jurisdiction, Venue and Service.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, applicable to contracts made and wholly performed within such jurisdiction by residents of such jurisdiction.  The Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of New Jersey for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts.  The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the State of New Jersey, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10.6        Notices.  All notices or other communications that are required or permitted hereunder shall be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Celldex, to:

Celldex Therapeutics, Inc.

519 Route 173W

Bloomsbury, New Jersey 08804

Attention: Chief Executive Officer

Facsimile: (908) 713-6002

with a copy to:

Morgan, Lewis & Bockius LLP 502 Carnegie Center

Princeton, New Jersey 08540

Attention: Randall B. Sunberg, Esq.

Facsimile: (877) 432-9652

If to Medarex, to:

Medarex, Inc.

707 State Road

Princeton, New Jersey 08540-1437

Attention: President

Facsimile: (609) 430-2850

with copies to:

Medarex, Inc.

707 State Road

Princeton, New Jersey 08540-1437 Attention: General Counsel

Facsimile: (609) 430-4215

Medarex, Inc.

707 State Road

Princeton, New Jersey 08540-1437

Attention: Contracts Administrator

Facsimile: (609) 430-4215

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such communication shall be deemed to have been given (a) when delivered, if personally delivered or sent by facsimile on a business day, (b) on the business day after dispatch, if sent by nationally-recognized overnight courier, and (c) on the third business day following the date of mailing, if sent by mail.  It is understood and agreed that this Section 10.6 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

10.7        Entire Agreement; Modifications.  This Agreement, together with all Appendices and Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto are superseded hereby and thereby.  Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein or therein.  No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

10.8        Relationship of the Parties.  It is expressly agreed that the Parties shall be independent contractors of one another and that the relationship between the Parties shall not constitute a partnership, joint venture or agency.  Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other to do so.  All Persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

10.9        Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

10.10      Construction.  Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders, the term “or” has the inclusive meaning represented by the phrase “and/or”, and the terms “including” and “includes” mean “including without limitation” and “includes without limitation,” respectively.  The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

10.11      No Benefit to Third Parties.  The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Person.

10.12      Further Assurance.

10.12.1.1  On and after the Effective date, Medarex shall from time to time, at the request of Celldex, execute and deliver, or cause to be executed and delivered, such other instruments of conveyance and transfer and take such other actions as Celldex may reasonably request, in order to implement or give effect to the transactions contemplated hereby and to vest in Celldex good and marketable title to the Biological Materials.

10.12.1.2  On and after the Effective Date, Celldex shall from time to time, at the request of Medarex, take such actions as Medarex may reasonably request, in order to implement or give effect to the transactions contemplated hereby, including Celldex’s assumption of the Assumed Liabilities.

10.13      English Language.  This Agreement has been written and executed in the English language.  Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

10.14      References.  Unless otherwise specified, (a) references in this Agreement to any Article, Section, Schedule or Appendix shall mean references to such Article, Section, Schedule or Appendix of this Agreement, (b) references in any section to any clause are references to such clause of such section, and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

10.15      Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page, follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

MEDAREX, INC.		CELLDEX THERAPEUTICS, INC.

By:	/s/ W. Bradford Middlekauff	By:	/s/ Anthony Marucci

Name:	W. Bradford Middlekauff	Name:	Anthony Marucci

Title:	Senior Vice President	Title:	V.P. and CFO

Genpharm International, Inc.

By:	/s/ W. Bradford Middlekauff

Name:	W. Bradford Middlekauff

Title:	General Counsel

APPENDIX A

MEDAREX PATENTS

[ **** ]

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APPENDIX B

ANTIBODY TARGETING PATENTS

[ **** ]

CONFIDENTIAL

APPENDIX C

BIOLOGICAL MATERIALS

[ **** ]

CONFIDENTIAL

APPENDIX D

[ **** ]

[ **** ]

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APPENDIX E

[ **** ]

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SCHEDULE 2.1.7

ASSIGNED CONTRACTS*

1.     Option Agreement between MI and Yale University, dated February 4, 2002 and effective as of March 25, 2002; together with the related and appended Research Agreement between MI and Yale University, effective as of April 4, 2002.

2.     Material Transfer Agreement between, on the one hand, MI, and, on the other hand, Inger Sandlie, Professor Dr. Scient, and University of Oslo, dated January 15, 2003.

3.     Material Transfer Agreement between, on the one hand, MI, and, on the other hand, Stephen Dewhurst, Ph.D., and University of Rochester, dated May 14, 2001, as amended on April 30, 2003.

4.     Material Transfer and Research Agreement between John Connolly, Ph.D. and Dartmouth College, on the one hand, and MI, on the other hand, dated June 6, 2001, as amended on May 30, 2003.

*The parties acknowledge that an agreement between MI and Duke University relating to MI’s retention of Duke University to assist in Phase I clinical trials of MDX-1307 has been signed by MI and sent for Duke University signature; but, as of the date hereof, an executed copy thereof has not been returned to MI from Duke University. Promptly following the date hereof, the parties shall cooperate to communicate with Duke University and to cause the contract sent for Duke University signature to be retracted and a contract between Celldex and Duke University substituted therefor. However, in the event an copy of the original MI/Duke agreement is returned to MI after the date hereof executed by Duke University, then such agreement shall be an Assigned Contract hereunder.

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SCHEDULE 2.5.1

INFORMATION AND MATERIALS RELATING SOLELY

[ **** ]

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SCHEDULE 2.5.2

INFORMATION AND MATERIALS RELATING IN PART

[ **** ]

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SCHEDULE 9.3.1

EXCEPTIONS TO MEDAREX REPRESENTATIONS AND WARRANTIES

Opposition in the European Patent Office against EP 553244 (European application number 91919595.8) filed by Pasteur Merieux on September 30, 1999.

[ **** ] indicates confidential portions have been redacted and submitted separately pursuant to confidentiality request with the Commission

CONFIDENTIAL

AMENDMENT  NO. 1 TO

ASSIGNMENT AND LICENSE AGREEMENT

THIS AMENDMENT NO. 1 TO ASSIGNMENT AND LICENSE AGREEMENT (“Amendment No. 1”) is made and entered into effective as of October 19, 2007 (“Amendment No. 1 Date”) by and between MEDAREX, INC., 707 State Road, Princeton, New Jersey 08540 and GENPHARM INTERNATIONAL, INC., 521 Cottonwood Drive, Milpitas, California 95035 (collectively, “Medarex”) and CELLDEX THERAPEUTICS, INC., 222 Cameron Drive, Suite 400, Phillipsburg, New Jersey 08865 (“Celldex”).  Capitalized terms used in this Amendment No. 1 that are not otherwise defined herein shall have the same meanings as such terms are defined in the Assignment and License Agreement (as defined below). Celldex and Medarex each may be referred to herein individually as a “Party” or, collectively, as the “Parties”.

A.            WHEREAS, Medarex and Celldex have entered into that certain Assignment and License Agreement effective as of April 6, 2004 (the “Assignment and License Agreement”), and

B.            WHEREAS, Medarex and Celldex have entered into that certain Research and Commercialization Agreement effective as of April 6, 2004 (the “RCA”); and

C.            WHEREAS, subject to the terms and conditions of this Amendment No. 1, the Parties desire to amend the terms of the Assignment and License Agreement as of Amendment No. 1 Date to:  (i) provide for the addition of the [ **** ] Antibodies (as defined below) as new Licensed Royalty-Bearing Antibodies under the Assignment and License Agreement, and provide for the grant to Celldex of an exclusive commercial license with respect to the [ **** ] Antibodies, (ii) provide for the assignment to Celldex of the [ **** ] Antibody Technology (as defined below) and (iii) provide to Celldex the opportunity to make certain exchanges of antibodies between the Assignment and License Agreement and the RCA.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

1.             Amendment of the Assignment and License Agreement.  The Parties hereby agree to amend the terms of the Assignment and License Agreement by this Amendment No. 1 as provided below.

1.1           Commercial License to [ **** ] Antibodies.

(a)           Section 1.25 of the Assignment and License Agreement is hereby amended by inserting the following sentence between the second and third sentences thereof:  “Licensed Royalty-Bearing Antibodies shall also include, without limitation:  (i) the fully

CONFIDENTIAL

human antibody known as [ **** ], (ii) the fully human antibody known as [ **** ] and (iii) the fully human antibody known as [ **** ] (collectively, the “[ **** ] Antibodies”).”  The variable regions of the [ **** ] Antibodies are defined by sequence in Appendix 1.

(b)           For the avoidance of doubt, the exclusive license granted to Celldex pursuant to Section 3.1.2 of the Assignment and License Agreement (as amended pursuant to Section 1.1(c) below), as well as all other provisions of the Assignment and License Agreement relating to the Licensed Royalty-Bearing Antibodies, shall be deemed to apply to the [ **** ] Antibodies.

1.2           Assignment of [ **** ] Antibody Technology.

(a)           Section 1.4 of the Assignment and License Agreement is hereby amended by adding the following sentence to the end thereof:  “In addition:  (i) the definition of Antibody Targeting Patents shall be deemed to include, without limitation, the Patents listed under the heading “[ **** ]Targeting Technology” on Schedule 2.1.8 attached hereto within thirty (30) business days after the Amendment No.1 Date, and (ii) the defintions of Antibody Targeting Technology and Antibody Targeting Know-How shall be deemed to be revised accordingly.”

(b)           Section 1.8 of the Assignment and License Agreement is hereby amended by adding the following sentence to the end thereof:  “In addition, the definition of Anti-Mannose Receptor HuMAb Antibody shall include, without limitation, all antibodies described under the heading “[ **** ] Antibodies” on Schedule 2.1.8 attached hereto within thirty (30) business days after the Amendment No. 1 Date.  The parties acknowledge and agree that any such [ **** ] Antibodies shall be treated as Anti-Mannose Receptor HuMAb Antibodies for all purposes under this Agreement (including, but not limited to, the financial terms hereof), without regard to the fact that such [ **** ] Antibodies are not necessarily directed against mannose receptor antigens.”

(c)           Section 2.1 of the Assignment and License Agreement is hereby amended by deleting the word “and” from the end of Section 2.1.6, replacing the period at the end of Section 2.1.7 with the word “; and” and adding the following as a new Section 2.1.8:  “the Patents, Know-How, documentation, clincial and toxicology data and other rights and assets identified on Schedule 2.1.8 attached

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hereto within thirty (30) business days after the Amendment No.1 Date (collectively, the “[ **** ] Antibody Technology”).

(d)           A further sentence is hereby added to the new Section 2.1.9 to read in its entirety as follows:  “The Parties agree that they shall work together in good faith to generate and agree upon a Schedule 2.1.8 to be attached to this Amendment No.1 within thirty (30) business days after the Amendment No.1 Date; provided, however, that any dispute between the Parties with respect the contents of such Schedule 2.1.8 shall be resolved pursuant to the terms of Section 10.4.  The Parties intend to include on Schedule 2.1.8, and Medarex will use commercially reasonable efforts to identify, all Patents, Know-How, biological materials, documentation, clinical and toxicology data relating to [ **** ] antibodies, and all fusion proteins and bi-specific antibodies containing [ **** ] antibodies (so long as they do not contain other proprietary molecules that are not licensed to Celldex), in each case to the extent held by Medarex.  Schedule 2.1.8 may from time to time be updated by the Parties in accordance with the principals set forth in Section 2.7 below.”

(e)           The Parties agree that, with respect to the disclosure and transfer of information, and the provision of assistence, with respect to the [ **** ] Antibody Technology, the time periods set forth in Sections 2.5.1, 2.5.2, and 2.5.3 of the Assignment and License Agreement shall be thirty (30) business days and that the time periods in Sections 2.5.1, 2.5.2, 2.5.3 and 2.6 shall run from the Amendment No. 1 Date.

1.3           Antibody Exchange Rights.  A new Section 3.1.3 shall be added to the Assignment and License Agreement to read in its entirety as follows:

“3.1.3      Exchange of Antibodies.  In the event that Medarex has granted an Exclusive Commercial License (as defined in the RCA) to Celldex under Section 4.3.1 of the RCA with respect to a designated Licensed Antibody (as defined in the RCA) and, at Celldex’s sole discretion, Celldex desires to exchange such Licensed Antibody for a designated Licensed Royalty-Bearing Antibody (each, an “Antibody Exchange”), then during the term of this Agreement and the RCA, and so long as each such agreement has not expired or terminated, upon thirty (30) days prior written notice to Medarex, which notice shall identify each such antibody to be subject to the Antibody Exchange and provide the amino acid sequence of each such antibody to be subject to the Antibody Exchange, Celldex shall have the right to make such Antibody Exchange.  Celldex may elect to make a total of two (2) such Antibody Exchanges.  An Antibody Exchange shall be deemed to have been completed upon receipt

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by Medarex of the written notice herein described.  Upon completion of an Antibody Exchange, (i) the Licensed Antibody subject to the exchange shall thereafter be a Licensed Royalty-Bearing Antibody and all of the terms and conditions of this Agreement, including without limitation the financial terms, with respect to a Licensed Royalty-Bearing Antibody shall apply with respect to such antibody, and (ii) the Licensed Royalty-Bearing Antibody subject to the exchange shall thereafter be a Licensed Antibody and all of the terms and conditions of the RCA, including without limitation the financial terms, with respect to a Licensed Antibody shall apply with respect to such antibody.  For the avoidance of doubt, Celldex shall not have any obligation to pay a license fee under Section 5.3 of the RCA in connection with an Antibody Exchange.”

2.             Miscellaneous.

2.1           No Other Changes.  Except as expressly provided in this Amendment No. 1, all terms of the Assignment and License Agreement shall remain in full force and effect.

2.2           Counterparts.  This Amendment No. 1 may be executed in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

(signature page follows)

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IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be executed by their respective authorized officers.

MEDAREX, INC.		GENPHARM INTERNATIONAL, INC.

By:	/s/ Ronald A. Pepin	By:	/s/ Ronald A. Pepin

Name:	Ronald A. Pepin, Ph.D.	Name:	Ronald A. Pepin, Ph.D.

Title:	Sr. VP, Business Development	Title:	Sr. VP, Business Development

CELLDEX THERAPEUTICS, INC.

By:	/s/ Anthony S. Marucci

Name:	Anthony S. Marucci

Title:	VP & CFO

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SCHEDULE 2.1.8

[ **** ] TECHNOLOGY

[To be agreed by the Parties and attached to Amendment No.1 within thirty (30) business days after the Amendment No.1 Date.]

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APPENDIX 1

Variable region sequences of [ **** ] Antibodies

[ **** ]

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